Exhibit 11.1

Premier Foods plc

CODE OF ETHICS
FOR THE CHIEF EXECUTIVE, FINANCE DIRECTOR, GROUP FINANCIAL CONTROLLER, OR
PERSONS PERFORMING SIMILAR FUNCTIONS (“SENIOR OFFICERS”)

Premier Foods plc (“Premier”) is committed to conducting business to the highest standards of business ethics and in accordance with applicable laws, rules and regulations. We are also committed to full, fair, accurate, timely and understandable disclosures in financial reports and other public documents.

Senior Officers have responsibility to create a culture of high ethical standards, commitment to compliance and honest conduct.

1. Compliance with Laws, Rules and Regulations

Senior Officers are required to comply with all laws, rules and regulations that govern Premier in the conduct of its business and are also required to report any suspected violations of any applicable laws, rules or regulations to the Company Secretary or any member of the Board of Directors (the “Board”).

2. Avoidance of Conflicts of Interest

A conflict of interest may arise in any situation in which an employee engages in any activity that detracts from or interferes with his or her full, loyal and timely performance of services to Premier, or has a financial interest that might influence the employee’s judgment.

Senior Officers must obtain the written approval of the Board before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that could create or appear to create a conflict of interest.

Senior Officers and members of their immediate family may not participate in any joint venture, partnership or other business arrangement or investment with Premier without the approval of the Board.

3. Disclosures

Premier’s policy is to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all of its public communications, particularly including the reports and documents that Premier submits to, or files with, security holders, the Securities and Exchange Commission and other regulatory authorities. Senior Officers are required to promote compliance with this policy by all employees.

4. Influence on the Conduct of Audits

Senior Officers must not take any action to fraudulently influence, coerce, manipulate or mislead any accountant performing an audit or review of Premier financial statements.

5. Compliance with the Code of Ethics

Any questions about this Code of Ethics should be raised with the Finance Director. Senior Officers must immediately report any known or suspected violation of applicable laws or regulations or this Code of Ethics to the Finance Director or any member of the Board. Senior Officers will not be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, including dismissal. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Premier will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver in the judgment of the Board. Changes in and waivers of this Code of Ethics may be made only by the Board and will be disclosed as required under applicable law and regulations.

Premier Foods plc

ACKNOWLEDGEMENT FORM

I have received and read the Premier Code of Ethics for the Chief Executive and Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and Premier’s related policies and procedures. I understand that I have an obligation to report any suspected violations to the Finance Director or any member of the Board. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of Premier. I further certify that, except as noted below, I am otherwise in full compliance with the Code of Ethics and any related policies and procedures:

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